Exhibit 10.38

December 24, 2002

Samsonite Corporation
11200 East 45th Avenue
Denver, CO 80239

Ladies and Gentlemen:

        1. This letter will confirm our understanding that Jefferies & Company, Inc. ("Jefferies") has been retained by Samsonite Corporation ("Samsonite" or the "Company") as its financial advisor to assist the Company with respect to: (i) the raising of additional capital through private placement(s) of debt, equity or other securities of the Company (a "Financing"); (ii) the amendment, refinancing, exchange, conversion, forgiveness or renegotiation of existing debt obligations and/or preferred stock of the Company (a "Restructuring"); (iii) an acquisition, merger, reorganization or other business combination involving the Company as a target, whether effected in one transaction or a series of transactions (a "Sale Transaction", and with a Financing and Restructuring, each and collectively a "Transaction"); and (iv) such other matters as we may mutually agree to.

        As financial advisor, Jefferies will provide the services of a qualified team of professionals, including Ray Minella and Gregg Feinstein, who will devote such time and effort as shall be necessary and appropriate to diligently perform the assignment hereunder; provided, that Jefferies shall have no obligation to provide the services of either Mr. Minella or Mr. Feinstein to the extent that either of them is unavailable due to circumstances outside of the control of Jefferies, Mr. Minella or Mr. Feinstein. The services to be rendered by Jefferies, as required in connection with a Transaction, shall include, among others, the following:

  a)
  performing due diligence on the Company and its financial results and projections;

  b)
  assisting the Company to identify, and in discussions with, potential new investors and lenders;

  c)
  assisting the Company in the preparation of materials to be presented to potential new investors and lenders;

  d)
  assisting the Company in structuring and implementing a "Recapitalization Plan", which as contemplated by Section 9.30 of the Samsonite Credit Agreement ("Section 9.30"), as amended (see Section 2.19 of the Seventh Amendment thereto) and referred to herein may include: (i) a Restructuring of the Company's existing preferred stock (the "Preferred Stock"), (ii) a Restructuring of the Company's outstanding senior subordinated notes and/or (iii) the raising of Financing;

  e)
  assisting the Company in providing the agents of the Company's current credit facility with periodic status reports as contemplated by Section 9.30;

  f)
  acting as a financial advisor and/or a dealer-manager for any securities tender or exchange offer in conjunction with activities contemplated in this agreement; and

  g)
  acting as placement agent with respect to the private placement of preferred stock or common equity and as dealer manager with respect to any rights offering.

        The services described in clauses (a) through (g) above are referred to herein collectively as the "Services."

        The parties confirm that Jefferies' engagement hereunder is non-exclusive, and the Company retains the right to retain one or more parties to render services in connection with any Restructuring, Financing or Sale Transaction contemplated hereby. The retention of any such party will not affect the fees payable to Jefferies, except as expressly provided herein. Jefferies agrees to provide the services contemplated hereby whether or not the Company retains or terminates any such party. Jefferies agrees to cooperate with any such party in rendering the financial advisory services contemplated by this agreement and to make any and all Company materials (including work papers) available to such party, and the Company agrees to use its reasonable efforts to cause any such party to make any and all such materials available to Jefferies.

        2. At the Company's request, Jefferies will render an opinion, or opinions if necessary, (in writing, if so requested) to both the Company's Board of Directors and the Special Committee of the Board of Directors formed to consider a Restructuring or Sale Transaction (the "Special Committee") relating to a Recapitalization Plan or Sale Transaction (the "Opinion") as to the fairness to the Company, its common stockholders and its preferred stockholders, from a financial point of view, of: (a) the transactions contemplated in a Recapitalization Plan; (b) the consideration to be received by the Company or its shareholders in connection with a Sale Transaction; or (c) in the case that the Sale Transaction takes the form of a stock-for-stock merger, the fairness of the exchange ratio. The nature and scope of our investigation as well as the scope, form and substance of the Opinion shall be such as Jefferies considers reasonably appropriate. It is understood that the Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and a third party providing for the Recapitalization Plan or Sale Transaction, or such other date or dates as the Company shall reasonably request. Jefferies' financial advice, including any Opinion, is intended solely for the benefit and use of the Board of Directors of the Company and the Special Committee in considering the Recapitalization Plan or Sale Transaction, is not on behalf of, and shall not confer rights or remedies upon, any other person, and may not be used or relied upon for any other purpose. The Company will treat Jefferies' advice including any Opinion as confidential and will not reproduce, summarize, describe, refer to or otherwise disclose it to any third party in any manner without Jefferies' prior written approval; provided, that the Company may reproduce the Opinion in full in any proxy statement, registration statement or Schedule 14D-9 relating to the Recapitalization Plan or Sale Transaction which the Company must, under any applicable law, file with any government agency or distribute to its stockholders and where such filing must include the Opinion. In such event, the Company may also include references to Jefferies and summarize the Opinion (in each case in such form as Jefferies shall provide or reasonably pre-approve in writing) in any such document.

        3. The Company agrees to pay Jefferies, as compensation for its services, the following fees:

  (a)
  If, during the term of this engagement or the Tail (as defined in Section 14), the Company consummates a Sale Transaction or a Successful Restructuring (as defined below), subject to the provisions of the next succeeding paragraph, the aggregate fee payable to Jefferies shall be $3.95 million for all Services rendered (including, if requested by the Company, (i) the rendering of an Opinion as described in Section 2 acceptable to the Company and its counsel and (ii) acting as a placement agent for any privately placed debt or equity securities of the Company), plus, if applicable, the fees provided for in Section 3(c) below; provided, that $500,000 of the fee relating to the rendering of an Opinion as described in clause (i) above shall be payable upon the rendering of such Opinion, which amount shall be non-refundable and fully credited against any other amounts payable pursuant to this Section 3. A "Successful Restructuring" means a Restructuring (including a Restructuring organized by Ares Management L.P) pursuant to which substantially all of the outstanding Preferred Stock is either redeemed or converted into the Company's common stock, cash or a combination thereof; provided, that upon consummation of such Restructuring the Company has adequate liquidity (including the availability of borrowings under any bank credit facility) to operate its business in accordance with the business plan approved by the Company's Board of Directors as of the date of such consummation, for at least 24 months following such date (the

  "Liquidity Period"), provided further that if the Liquidity Period is less than 24 months but at least 12 months, the aggregate fee payable to Jefferies pursuant to this Section 3(a) will be reduced to $2.0 million, which amount shall not be subject to reduction pursuant to the penultimate sentence of Section 3(b) or the proviso in clause (i) of Section 3(c) hereof. If a Restructuring is consummated which does not constitute a Successful Restructuring because the Liquidity Period is less than 12 months, Jefferies may discuss with the Company whether a fee, if any, should be paid for services rendered in connection therewith, which fee, if any, shall be at the discretion of the Company.

  Jefferies acknowledges that the Company has entered into a letter agreement with another investment banking firm (the "Other Firm"), dated March 13, 2002 (the "Letter"). If any amounts are paid to the Other Firm in connection with the services contemplated by the Letter, the fee payable to Jefferies pursuant to this Section 3(a) shall be reduced by an amount equal to the lesser of (i) 66.67% of the amounts paid to the Other Firm and (ii) $1.75 million (such lesser amount, the "Reduction"). In the event that the Other Firm receives any such amounts after Jefferies has received its fee pursuant to this Section 3(a), Jefferies shall repay the Company an amount equal to the Reduction immediately upon receipt of notice of such payment to the Other Firm. In no event, however, will the aggregate fees payable to Jefferies pursuant to Sections 3(a) and 3(c) be less than the amounts paid to the Other Firm after the date hereof directly or indirectly pursuant to the Letter.

  (b)
  If, during the term of this engagement, a Successful Restructuring or Sale Transaction has not been consummated and the Company pursues an amendment, extension or refinancing of its existing senior secured debt facility, a fee shall be payable to Jefferies as follows: (i) in connection with any extension of such facility for a period of not less than one year (i.e., until June 2004), such fee shall equal 0.5% of the amount available under such facility at the time of such extension and (ii) in connection with any refinancing of such facility, such fee shall equal 1.0% of the amount available under such facility; provided, that 50% of such 1.0% fee shall be payable upon acceptance of the related commitment and the remaining 50% of such 1.0% fee shall be payable if and when the funding and closing under the facility occurs. If at any time during the term of this engagement a fee becomes payable pursuant to Section 3(a), unless otherwise provided in Section 3(a), such fee shall be reduced by an amount equal to 50% of any fee payable pursuant to this Section 3(b). No fee shall be payable to Jefferies pursuant to this Section 3(b) at any time a fee is payable or has been paid pursuant to Section 3(a).

  (c)
  If, during the term of this engagement, the Company requests that Jefferies act as a dealer manager with respect to a tender or exchange offer for the 10 3/4% Senior Subordinated Notes of the Company, if greater than the minimum securities required for the completion of such offer are tendered, a fee shall be payable to Jefferies upon consummation of such tender or exchange offer as follows: (i) if a fee would be payable to Jefferies pursuant to Section 3(a), the fee payable to Jefferies pursuant to this Section 3(c) shall be 0.5% of the aggregate principal amount of 10 3/4% Senior Subordinated Notes that are accepted for tender or exchange, provided that any fees paid or payable pursuant to Section 3(a), unless otherwise provided in Section 3(a), shall be reduced by 50% of such 0.5% fee, and (ii) if no fee would be payable to Jefferies pursuant to Section 3(a), the Company and Jefferies agree to negotiate an appropriate fee for such services at the time of such request.

        Any fees payable to Jefferies pursuant to this Section 3 will be paid in cash via wire transfer to an account designated by Jefferies.

        4. In addition to any fees payable to Jefferies hereunder, the Company shall, upon request from time to time, reimburse Jefferies for up to $100,000 of its reasonable (and documented) travel and other out-of-pocket expenses (including fees and expenses of counsel) incurred in connection with, or arising out of, Jefferies' activities hereunder (including those expenses incurred prior to the date hereof which relate to such engagement); provided, that such reimbursable expenses shall not include compensation payable to employees of Jefferies.

        5. The Company recognizes and confirms that, in advising the Company and performing its engagement hereunder, Jefferies will be using and relying on data, material and other information ("Information") furnished to Jefferies by the Company or that is publicly available and that Jefferies may assume and rely upon the accuracy and completeness of the Information so furnished without independent verification. Jefferies has not assumed any responsibility for independent verification of such Information or any independent valuation or appraisal of any assets of the Company.

        6. As Jefferies will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Jefferies acknowledge that they have entered into a separate indemnification agreement, dated October 21, 2002 (the "Indemnification Agreement"), providing for, among other things, the indemnification by the Company of Jefferies and certain related entities. Such indemnification agreement is an integral part of this agreement and will apply fully to Jefferies' activities pursuant to its engagement. This agreement and the Indemnification Agreement represent the entire agreement of the parties with respect to the subject matter hereof and thereof and supercede all other agreements between the parties, whether written or oral.

        7. The Company acknowledges that Jefferies has been retained to act solely as an advisor to Samsonite. In such capacity, Jefferies shall act as an independent contractor and any duties of Jefferies arising out of its engagement pursuant to this agreement shall be owed solely to the Company.

        8. Jefferies shall keep confidential and shall not disclose the terms of this agreement; provided that Jefferies may disclose its terms to a court or governmental agency to the extent that, in the reasonable opinion of counsel, such disclosure is required.

        9. The Company acknowledges that, upon consummation of a Transaction, Jefferies may, at its option and expense, place customary "tombstone" advertisements in such newspapers and periodicals as it may choose with the prior approval of the Company, which approval shall not be unreasonably withheld.

        10. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

        11. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby.

        12. Each of the Company and Jefferies irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this agreement. Each of the Company and Jefferies irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. Each of Jefferies and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, claim, suit or proceeding (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Jefferies pursuant to, or the performance by Jefferies of the services contemplated by, this agreement.1

        13. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        14. Either Jefferies or the Company can terminate this engagement upon the earlier of: (i) the consummation of a Restructuring or a Sale Transaction, or (ii) September 30, 2003, except that the Company may terminate such engagement at any time on or after June 30, 2003 upon two weeks written notice. Notwithstanding any termination by the Company, if a Transaction is consummated or is subject to a definitive agreement entered into during the term of this agreement or during the six-month period (the "Tail") commencing on the date of such termination, Jefferies shall be entitled to the same amount of fees (the "Termination Amount") that it would otherwise have received (subject to the next sentence of this paragraph), if its engagement hereunder had not been so terminated, as if such Transaction occurred during the term of this engagement, regardless of when such Transaction actually closes, payable at the closing of such Transaction, and shall be entitled to reimbursement of its expenses in accordance with Section 4, but only to the extent such expenses are incurred prior to notice of termination. The Termination Amount shall be subject to any credits, caps and other limitations applicable to fees payable pursuant to Section 3 of this agreement. Notwithstanding any such termination, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 will survive such termination.

        15. We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us two (2) original copies of this letter. Jefferies will then counter-sign, returning one (1) duly executed original to your attention at which time there shall be a binding agreement amongst the parties.

Very truly yours,
JEFFERIES & COMPANY, INC.
By:	/s/ GREGG FEINSTEIN

	Name:	Gregg Feinstein
	Title:	Managing Director Director of Mergers and Acquisitions

Accepted and agreed to as of the date hereof:

SAMSONITE CORPORATION
By:	/s/ RICHARD H. WILEY
	Name:	Richard H. Wiley
	Title:	Chief Financial Officer